Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (the “Registration Statement”) of SandRidge Energy, Inc. (the “Company”) of (i) our report, dated March 29, 2012, relating to the consolidated financial statements of Dynamic Offshore Resources, LLC (“Dynamic”) and our report, dated November 8, 2011, relating to the statements of revenues and direct operating expenses of certain oil and gas interests in the Gulf of Mexico acquired by Dynamic from Exxon Mobil Corporation in August 2011 for the years ended December 31, 2010 and 2009, which appear in the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2012, and (ii) our report, dated August 10, 2012, relating to the statements of revenues and direct operating expenses of the Hunt Acquisition Properties, which appears in the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2012. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas

September 28, 2012